Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-114093 on Form S-8, of our report on the consolidated financial statements dated April 17, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of the Company’s 2004 and 2003 consolidated financial statements), appearing in this Annual Report on Form 10-K of Taleo Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 17, 2006